SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2007

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-27086	57-0669498
(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities and Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership

Effective Date of Plan and Initial Cash Distribution

As previously disclosed, on April 3, 2007, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Second Amended and Restated Joint Consolidated Plan of Reorganization (the “Plan”) of The Thaxton Group, Inc. (the “Company”) and most of its subsidiaries (collectively, the “Debtors”) proposed by the Debtors and the Official Committee of Unsecured Creditors (the “Committee”).

Capitalized terms used but not defined in this Form 8-K have the meanings set forth in the Plan which has been previously filed by the Company using Form 8-K.

The Plan became effective on April 16, 2007 (the “Effective Date”). On the Effective Date, the Debtors distributed approximately $83.6 million to FINOVA Capital Corporation in accordance with the Plan and the FINOVA Settlement. The Debtors are also making an Initial Cash Distribution constituting approximately 20% of the amount of each Allowed Claim to holders of Allowed Unsecured Claims. The Company continues to review and analyze various filed Claims and intends to make an Initial Cash Distribution constituting approximately 20% of the amount of any other Allowed Claim once it becomes an Allowed Claim.

The Debtors intend to make a further Cash Distribution or Distributions once they have completed the sale of substantially all of the Debtors’ remaining non-liquid assets, which primarily consist of the Southern Management business (the “SMC Business”). The Debtors and the Committee estimated in the Disclosure Statement and the Plan that the Cash Distributions ultimately distributed to the Holders of Allowed Unsecured Claims in 2007 would be approximately 85% of such Holders’ Allowed Unsecured Claims. However, the ultimate recovery to creditors under the Plan will depend upon a variety of factors many of which are outside of the control of the Debtors and the Committee and the ultimate recovery could be significantly different than that estimated.

Item 5.01.	Changes in Control of Registrant

As previously disclosed, all stock of the Company was cancelled on the Effective Date of the Plan, and the Company does not currently intend to issue any new stock. Under the Plan, the ability to take corporate action that typically would be exercised by the shareholders of the Company has been given to the Committee. The Plan provides that the initial Board of Directors for Thaxton and Southern shall be the current Board of Directors of Thaxton and such additional persons as the Committee may designate. Under the Plan, the Committee, among other rights and powers, was granted the power to approve and authorize the particulars of any Sale Transaction and to select the directors of the Company and to remove, replace or add any director of the Company. It is currently anticipated that the three current directors of the Company will continue to serve and that two new directors designated by the Committee will be elected shortly.

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Item 5.02.	Compensatory Arrangements of Certain Officers

The Plan provides for a Restructuring Success Fee and a Sales Success Fee. Subject to certain conditions, including, but not limited to, the Holders of Allowed Unsecured Claims receiving a return of 85% of the Allowed Amount of such Claims, the Restructuring Success Fee will be paid by the Debtors to the Company’s restructuring advisor, of whom Robert R. Dunn, the Company’s President, Chief Executive Officer and Chief Restructuring Officer is a principal, for its performance during the Chapter 11 Cases in the amount of $1,000,000.

Subject to certain conditions, including but not limited to, the holders of Allowed Unsecured Claims receiving a return of 85% of the Allowed Amount of such Claims, the Sales Success Fee will be payable as a cost of the sale of the SMC Business by the Debtors to three senior members of SMC’s management, including Mr. Robert R. Dunn, the Company’s President, Chief Executive Officer and Chief Restructuring Officer, only from the net proceeds of the sale, to the extent available, equal to an aggregate amount of ten (10%) per cent of the difference between the amount of $79.0 million and the gross proceeds of the sale of the SMC Business (net of any cash).

Item 8.01.	Other Events

Filing of Bankruptcy Report

The Company is hereby filing its Bankruptcy Report for February 1 through February 28, 2007, which was filed with the Bankruptcy Court on April 9, 2007.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Operating Report for the period February 1, 2007, through February 28, 2007, filed with the U.S. Bankruptcy Court for the District of Delaware on April 9, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn
President and Chief Restructuring Officer

Dated: April 17, 2007

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